FOR IMMEDIATE RELEASE

ARBITRATORS RULE FOR GEMSTAR-TV GUIDE

IN YUEN ARBITRATION

(Los Angeles, CA) January 22, 2007 – Gemstar-TV Guide International, Inc. (NASDAQ: GMST), a leading media, entertainment and technology company, announced today a favorable determination in the arbitration with its former chairman and chief executive officer, Henry Yuen.

The arbitrators ruled that Mr. Yuen breached representations and warranties made to the Company in connection with the November 2002 management and corporate restructuring and, as a result, the Company had properly terminated Mr. Yuen’s employment in April 2003.

The arbitrators also ruled that Mr. Yuen is not entitled to any portion of the approximately $30.9 million set-aside by the company as restricted cash, for payment to him in connection with the November 2002 restructuring, in which he was removed from the positions of chairman and chief executive officer. In addition, the Company was awarded a judgment of approximately $93.6 million plus reimbursement of the Company’s attorney’s fees and interest against Mr. Yuen, defeating all of Mr. Yuen’s wrongful termination claims against it. The judgment of $93.6 million is comprised of approximately $6.1 million for salary paid to Mr. Yuen since his termination in April of 2003; approximately $6.9 million for attorneys’ fees and costs advanced to Mr. Yuen; and approximately $80.6 million as damages for Mr. Yuen’s breaches of the representations and warranties.

The arbitrators also confirmed that Mr. Yuen is not entitled to any further indemnification or advancement of legal fees for legal matters arising out of his misconduct. Finally, as the prevailing party in the arbitration, the Company is entitled to an additional judgment for its attorneys’ fees and costs against Mr. Yuen, which will be determined by the arbitrators at a later date.

The arbitrators also found in favor of the Company and ruled that the Patent Rights Agreement between the Company and Mr. Yuen remains in effect until 2010. The arbitrators ruled that the Company is entitled to offset amounts owed to Mr. Yuen under the Patent Rights Agreement against the $93.6 million judgment awarded to the Company.

Stephen H. Kay, Gemstar-TV Guide’s executive vice president and general counsel said, “We are very pleased with the arbitrators’ ruling in this matter. It brings to a close an extended period of arbitration and litigation with Mr. Yuen. In addition, it is gratifying that Mr. Yuen has been held accountable for a sizeable portion of the harm that he caused the Company and its shareholders during his tenure as chairman and chief executive officer.”

As a result of the arbitration ruling in its favor, the liability that the Company carried on its balance sheet for restructuring payments and related interest and accrued payroll taxes, totaling approximately $31.3 million, is reversed in the Company’s financial statements for the fiscal quarter ended December 31, 2006.

No tax expense will be recognized for book purposes in association with this gain as the deferred tax asset associated with the original expense is offset by a related valuation allowance. Based upon the arbitrators’ ruling, the Company expects the court ordered restriction on related cash of approximately $30.9 million to be lifted in early 2007.

Additionally, the liability that the Company carried on its balance sheet at December 31 2006 for the Patent Rights Agreement of approximately $10.7 million will be reversed in the Company’s financial statements for the fiscal quarter ending March 31, 2007. Commencing in fiscal 2007, as a result of the Arbitrators ruling, expense related to the Patent Rights Agreement will be offset by the Company until such time as the judgment is fully collected. The Company recorded $3.3 million as expense associated with the Patent Rights Agreement in fiscal 2006.

The Company has not recorded a contingent receivable with respect to the $93.6 million judgment, and any additional associated attorney costs and interest, awarded to the Company by the arbitrators. However, the Company intends to vigorously pursue collection of all the amounts awarded.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading media, entertainment and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the transformation of our TV Guide magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine, TV Guide Spot and TV Guide Mobile; the impact of competitive products, services and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Spot and TV Guide Mobile are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries.

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Contact:

Gemstar-TV Guide International, Inc.

Media:

Eileen Murphy, 212-852-7336

Whit Clay, 212-446-1864

Analysts and Investors:

Rob Carl, 323-817-4600